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                                                                    Exhibit 10.2



                                 AMENDMENT NO. 1
                                       TO
                              EMPLOYMENT AGREEMENT

                            Dated as of June 30, 1997


         Bed Bath & Beyond Inc., a New York corporation (the "Company"), and Leonard Feinstein (the "Executive"), are parties to an Employment Agreement dated as of June 30, 1997 (the "Agreement"). The Company and the Executive have agreed to amend the Agreement as follows:

         A. Section 5 of the Agreement is amended by inserting "(a)" before the current text of Section 5 and is further amended by adding the following:

                           (b) In addition, the Executive shall be entitled to
                  payments in the nature of supplemental pension payments at the rate of $200,000 (or such higher amount resulting from the annual COLA Adjustment described below) per year, payable in accordance with the regular payroll practices of the Company, for the period following the termination of his employment until the death of the survivor of the Executive and his current spouse, such payments, however, to begin only following the later of: (i) the termination of any salary payments (including, without limitation, any salary continuation payments contemplated under Section 7(d)(ii), if applicable); and (ii) the 10th anniversary of the Final Date if the Executive receives a lump sum payment pursuant to
                  Section 7(d)(ii) or Section 8(b)). Such supplemental pension payments shall be payable upon the termination of the Executive's employment under all circumstances (including, but not limited to, a termination pursuant to Section 7(a)) other than termination by the Company for Cause. The amount of such


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                  supplemental pension payments shall be increased (the "COLA
                  Adjustment") during each year the supplemental pension payments are payable by an amount which reflects any increase in the cost of living on the immediately preceding June 30th over the cost of living on June 30, 2000, using as a basis for such increase the Consumer Price Index for all Urban Consumers (CPI-U) for New York, Northern New Jersey-Long Island, as published by the U.S. Department of Labor (the "Index") or, in the event such Index is no longer published, such other index as is determined in good faith to be comparable by the board of directors of the Company. The COLA Adjustment shall be made each July 1st and shall remain applicable until the next June 30th. The Executive acknowledges that the Company's obligation under Section 5(b) is an unfunded, unsecured promise to pay certain amounts to the Executive in the future. The amounts payable under Section 5(b) shall be paid out of the Company's general assets and shall be subject to the risk of the Company's creditors. In no event shall the Executive's rights under Section 5(b) be greater than the right of any unsecured general creditor of the Company.

         B. Section 7(e) is amended to read in its entirety as follows:

                           (e) Except without regard to a voluntary termination
                  described in Section 8(b), in the event of a termination of employment by the Executive on his own initiative other than a termination otherwise provided for in this Section 7, the Executive shall have the same entitlements as provided in
                  Section 7(c)(iii) for a termination for Cause and, in addition, he shall be afforded continued participation, subject to provisos set forth in (x), (y) and (z) of Section 7(d)(ii), in all medical, dental, hospitalization and life insurance coverage and any other employment benefit plans or programs in which he was participating on the date of termination of his


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                  employment until the earlier of (A) the tenth anniversary of the termination of employment or (B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis).

         C. As amended as set forth above, the Agreement is confirmed as being in full force and effect.

         This Amendment No. 1 is dated as of June 30, 2000.

                                            BED BATH & BEYOND INC.


                                            By: /s/ Steven H. Temares
                                                --------------------------------
                                                Steven H. Temares
                                                President

                                            THE EXECUTIVE:


                                                 /s/ Leonard Feinstein
                                                 -------------------------------
                                                 Leonard Feinstein


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